SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2005

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio  45202

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (513) 381-0777

N/A

(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

On March 16, 2005, 2005 Games, Inc. issued 250,000 shares of its common stock to an employee for $125,000 to be placed in Games, Inc. Deferred Compensation plan as payment for a perpetual exclusive license to all games which the employee has developed or will develop during the term of his employment with games.  Royalties will be paid to the employee for the rights to these games on the following schedule:

Royalties Paid to Employee

Year 1

75% of Net Revenues from game

Succeeding Years

50% of Net Revenues from game

No sales commissions were paid in connection with this transaction.  The shares are subject to customary resale restrictions and were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

On March 21, 2005 Games, Inc. completed a supplemental closing of its previously-announced private placement in which it issued an additional 1,350 shares of its Series A Convertible Stock to four accredited investors for cash proceeds of $135,000 as a follow-on the above private placement.  No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.  This brought the total offering, including previously-announced sales, to 22,409 shares of its Series A Convertible Preferred Stock for $2,240,900 in cash and converted liabilities. Each share of its Series A Convertible Preferred Stock is convertible into 244 shares of common stock, or $0.41 per share. Each share also carries a three year warrant to purchase an additional 244 shares of common stock at $0.80 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

/s/ Roger W. Ach, II

Roger W. Ach, II

President and Chief Executive Officer

Date: March 22, 2005